Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2026, which includes an explanatory paragraph related to Cadrenal Therapeutics, Inc.’s ability to continue as a going concern, relating to the financial statements of Cadrenal Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024, appearing in Cadrenal Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

September 3, 2026